================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): October 30, 2003



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              17th Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 7.        Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

             99.1 Press release dated October 30, 2003, announcing our earnings for the 3rd quarter 2003

             99.2 The script for a conference  call held by the  registrant on
                  October 30, 2003


Item 9.        Regulation FD Disclosure.

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 12.       Results of Operations and Financial Condition.

     The information in Exhibit 99.1 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 30, 2003

                                       REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated October 30, 2003, announcing our earnings for the 3rd quarter 2003

99.2 The script for a conference call held by the registrant on October 30, 2003

                                                                    Exhibit 99.1

                    CONTACT: RehabCare Group, Inc.
                             John H. Short, Ph.D.
                             Interim Chief Executive Officer
                             Vincent L. Germanese
                             Chief Financial Officer
                             Betty Cammarata, Director-Investor Relations
                             (314) 863-7422
                                    or
                             Financial Dynamics:
                             Gordon McCoun/Lanie Fladell
                             Press: Sean Leous
                             (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, October 30, 2003

     REHABCARE GROUP, INC. REPORTS THIRD QUARTER 2003 OPERATING REVENUES OF
                     $135 MILLION AND DILUTED EPS OF $0.20
                         - After Restructuring Charge -
                          - Updates Guidance for 2003 -

ST. LOUIS, MO, October 30, 2003--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the third quarter and nine months ended September 30, 2003. Results for the quarter and nine months are summarized below.

                                         Quarter Ended         Nine Months Ended
                                   Sept.30,  June 30, Sept.30,      Sept.30,
                                     2003     2003     2002      2003     2002
                                     ----     ----     ----      ----     ----

Consolidated Operating Revenues     $135.0   $136.0   $142.7  | $409.8   $421.8
Consolidated Net Earnings              3.3*     4.5      7.1  |   11.8*    17.0
Consolidated Diluted
  Earnings Per Share                  0.20*    0.27     0.41  |   0.72*    0.95

HRS Inpatient Operating Revenues      34.2     33.8     33.1  |  102.1     96.9
HRS Outpatient Operating Revenues     12.3     12.5     12.1  |   36.9     36.8
--------------------------------------------------------------------------------
HRS Operating Revenues                46.5     46.3     45.2  |  139.0    133.7
HRS Operating Earnings                 8.6**    7.9      8.8  |   23.7**   23.2
--------------------------------------------------------------------------------
Contract Therapy Operating Revenues   33.6     32.9     27.2  |   97.4     76.2
Contract Therapy Operating Earnings    0.9**    1.8      2.6  |    4.5**    6.2
--------------------------------------------------------------------------------
Supplemental Operating Revenues       29.6     32.5     42.8  |   97.5    133.2
Travel Operating Revenues             25.6     24.7     27.4  |   77.0     78.5
--------------------------------------------------------------------------------
Staffing Operating Revenues          $55.2    $57.2    $70.3  | $174.5   $211.7
Supplemental Gross Profit Margin      18.5%    20.4%    23.9% |   19.8%    23.4%
Travel Gross Profit Margin            16.0     19.0     21.9  |   18.3     21.6
------------------------------------------------------------------------------
Staffing Gross Profit Margin          17.3%    19.8%    23.1% |   19.1%    22.7%
Staffing Operating Earnings (Loss)   $(2.6)** $(2.1)   $ 0.2  |  $(6.7)** $(1.8)
--------------------------------------------------------------------------------

Amounts are in millions, except per share data.
 *Includes restructuring charge of $0.8, or $0.05 per diluted share, after tax. **Excludes restructuring charge.


                                     -MORE-

Highlights of the third quarter results are:

o    The  Hospital   Rehabilitation  Services  division  (HRS)  achieved  modest year-over-year and sequential growth in operating revenues due to higher revenue from the inpatient segment. Inpatient operating revenues increased by 3.2 percent from the year-ago quarter and 1.1 percent from the second quarter of this year as a result of improved revenues per program. Average number of programs in the inpatient segment declined from 137 to 133 year-over-year and from 134 to 133 sequentially. Outpatient operating revenues were up 2.0 percent year-over-year, but down 1.5 percent sequentially. Improved operating revenues per program were offset by a decline in average programs from 55 to 48 year-over-year and from 49 to 48 sequentially.

     Operating earnings for the division declined 2.2 percent compared to the year-ago quarter, but improved 8.7 percent sequentially as selling, general and administrative expenses and corporate allocations declined significantly due to the Company's restructuring.

     The so-called 65 Percent Rule is not expected to impact operating results in 2003, as the final rule is not expected to be released until early December 2003, with implementation no sooner than early 2004. The Company typically does not make specific comments on the impact of proposed rulemaking or legislation prior to final effectiveness as the impact often changes significantly during the approval process. However, given the advanced stage of this proposed rule and the evaluation of the potential impact completed by the Company, the rule's impact is expected to be manageable in 2004 with an estimated decline in discharges of zero to 3 percent in our HRS division due to differing cost reporting periods. Mitigation strategies to replace utilization through enhanced internal and external census development move the impact of the decline in discharges to the lower end of the range. While the rule primarily affects the Hospital Rehabilitation Services division, the Company expects that the Contract Therapy division will potentially benefit, as patients that cannot be served in the acute rehab setting may receive therapy in the nursing home setting served by the latter division.

o The Contract Therapy division improved quarterly operating revenues by 23.5 percent year-over-year and 2.1 percent sequentially due to the opening of new locations. The average revenue per location increased 3.5 percent from last year's third quarter as a result of the continued focus on opening larger locations. On a sequential basis, however, the average revenue per location declined 1.8 percent as a result of the Part B therapy caps that were implemented on September 1, 2003.

     Quarterly operating earnings declined 64.6 percent year-over-year and 49.6 percent sequentially, due to an increase in contract labor and salary-related expenses, as well as lower productivity as a result of a complex information system conversion during the quarter.

     The information system conversion is now complete and management is taking action to improve productivity. The division expects improvement in operating earnings over the next two quarters as a result of these actions.

     The Part B therapy caps impact the Company's Contract Therapy division and provide for a cap of $1,590 on certain Part B therapy services through the remainder of 2003. The division is able to mitigate some of the impact of the caps through therapy productivity improvements. However, because the caps may be short-term in duration, the division has elected not to make more permanent changes to its operating model.

o The Staffing division experienced declines in operating revenues both year-over-year and sequentially, primarily as a result of a decline in weeks worked in the supplemental segment due to a continued softening in demand. Third quarter operating earnings/loss declined year-over-year and sequentially. Gross profit margins in both segments also declined year-over-year and sequentially as a result of increased salary-related expenses and staff incentives that were not covered by increases in bill rates. Partially offsetting these factors were reductions in selling, general and administrative expenses resulting from the Company's restructuring initiatives.

          Operating revenues in the Travel segment declined 6.7 percent year-over-year but grew 3.4 percent sequentially, primarily as a result of incentive programs implemented during the third quarter. Despite the sequential improvement in operating revenues, gross profit margin decreased 15.8 percent from the second quarter due to an increase in compensation, meal and housing costs imbedded in incentive programs implemented to increase volumes. Management has adjusted these incentives and expects that gross profit margins will improve in the fourth quarter.

          Operating revenues in the Supplemental segment declined 30.9 percent from the year ago quarter and 8.8 percent from the second quarter of this year. The decline in operating revenues was driven by an 8.3 percent sequential decrease in weeks worked. Gross profit margins declined both year-over-year and sequentially due to increases in professional and general liability and workers' compensation insurance accruals in the third quarter. Analyses have been completed specific to each market resulting in specific action plans for each branch. These plans are expected to assist in achieving fourth quarter targets and breakeven performance for 2004.

     Diluted shares outstanding decreased by 5.2 percent from last year's third quarter and 8.3 percent from last year's nine months, primarily due to the repurchase of 1.7 million shares under the stock repurchase program, which was completed during the second half of 2002.

     As announced in the second quarter earnings release, the Company successfully completed its operational restructuring resulting in a charge for termination benefits and other costs of approximately $772,000 after tax, equivalent to $0.05 per diluted share. Approximately 85 percent of the charge relates to severance payments and outplacement costs. This was higher than the previously announced after-tax charge of $600,000. The difference is due to costs associated with additional positions eliminated and future lease payments related to the closing of several supplemental branches. The restructuring program, which also includes reductions in health insurance program costs, changes to vendor relationships and reductions in discretionary expenditures such as travel, is on track to achieve the expected $12 million annualized cost reduction. We expect to realize a portion of this cost reduction in the fourth quarter of this year and the full effect in 2004.

     RehabCare is revising its prior guidance for full-year 2003 results given the operating results in the third quarter and the outlook for the balance of the year. Included in expected fourth quarter 2003 performance is a more significant negative impact of Part B therapy caps on the estimated Contract Therapy contribution margins, as previously explained, and the impact on fourth quarter Travel operating profitability and reduced bookings during the month of August. Management expects operating revenues of $530 million to $545 million for the year, unchanged from prior guidance. However, due to the factors cited above, current expectations are for earnings before interest, taxes, depreciation and amortization (EBITDA) between $35 million and $40 million, compared to $39 million to $43 million previously, and diluted earnings per share in the range of $0.95 to $1.10, compared to a previous $1.09 to $1.23, both of which include the impact of the $0.05 restructuring charge.

     On a more positive note, in addition to the cost savings anticipated to accrue from the operational restructuring, which is the first initiative of our strategy for return to a profitable growth trend, the Company also reports progress on its other three initiatives:

o Examination of the Company's Service Offerings - The Company's focus continues on developing a continuum of rehabilitative service delivery covering inpatient, outpatient and skilled care, both inside the hospital and freestanding. The initiative now includes both a long-term acute care component and a home health component with the Company developing a care management service to manage the continuum. Importantly, the regulatory developments in the 65 Percent Rule and the Part B therapy caps support the development of the continuum concept and have increased the importance of a closer working relationship between the Hospital Rehabilitation Services and Contract Therapy divisions. In the Staffing division, the three initiatives involving Travel and Supplemental integration, implementation of a variable staffing management program and the Simulis simulation-based e-learning and training program continue.

o Strategic Partnering - The previously announced broadening of the Company's business model in HRS, both in terms of the type of relationship (i.e. joint ownership) and deployment of capital, has resulted in business opportunities in various stages of development. The interest shown to date has confirmed our expectations.

o    Acquisitions   -  The  Company  is  considering  a  number  of  acquisition opportunities, which are in various stages of negotiation for both the HRS and Contract Therapy divisions.

     Commenting on progress on the strategic initiatives, Dr. Short stated, "While I am disappointed with our performance due to system and incentive issues, I remain confident that the fourth quarter is going to be back on track and that our cost reduction objectives will be met. Furthermore, our management team is making good progress in developing new service offerings, which will enable us to better manage the impact of regulatory changes brought about by the 65 Percent Rule and the Part B therapy caps. We are pleased with the number of opportunities that have developed as a result of our business development and acquisition initiatives and look forward to announcing concrete progress in the near future. We remain committed to the resumption of our Company's profitable growth, and have a strong financial position and capital resources to execute our strategy."

     RehabCare Group, Inc., headquartered in St. Louis, is a leading provider of program management of hospital rehabilitation services and skilled nursing units, outpatient therapy programs, contract therapy services and temporary healthcare staffing services in conjunction with over 7,000 hospitals, nursing homes and other long-term care facilities throughout the United States. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's third quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. Eastern time today and ending at midnight on Tuesday, November 20. The dial-in number for the replay is (320) 365-3844 and the access code is 702165.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the cost, effect and timing of restructuring activities that have been commenced, including our ability to achieve and sustain the annual expense reductions anticipated; the timing and rate of the resumed growth in the staffing division; changes in and compliance with governmental reimbursement rates; regulations or policies affecting the hospital rehabilitation services and contract therapy divisions, including our estimates with respect to the effect of newly promulgated regulations on the Company's business; our ability to attract new client relationships or to retain and grow existing client relationships through the integration of our new information system with those of our clients and the development of alternative product offerings; our ability to identify and consummate, within the expected timeframes, strategic acquisitions to accelerate growth in our divisions; our ability, and the additional costs, to attract operational and professional employees; significant increases in health, worker's compensation and professional and general liability insurance premiums; the adequacy and effectiveness of operating and administrative systems; litigation risks, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.

                                     -MORE-

                      I. Condensed Consolidated Statements of Earnings
                        (Amounts in thousands, except per share data)

                            Three Months Ended            Nine Months Ended
                               September 30,                September 30,
                         2003       2002    %Change    2003      2002    %Change
                         ----       ----    -------    ----      ----    -------
Operating revenues     $134,962   $142,690   (5.4)   $409,847   $421,755   (2.8)
Costs & expenses
 Operating              103,581    103,909   (0.3)    310,486    310,358    0.0
 Selling, general
  & administrative
     Divisions           15,786     18,576  (15.0)     51,213     56,396   (9.2)
     Corporate            6,553      6,432    1.9      20,288     21,190   (4.3)
 Restructuring charge     1,286          -      -       1,286          -      -
 Depreciation
  & amortization          2,084      2,178   (4.3)      6,429      6,138    4.7
                        -------    -------             ------     ------
    Total costs
     & expenses         129,290    131,095   (1.4)    389,702    394,082   (1.1)
                        -------    -------            -------    -------

Operating earnings,
     net                  5,672     11,595  (51.1)     20,145     27,673  (27.2)

Other income
      (loss), net            10         11   (9.1)        (63)        15    N/M

Interest expense, net       144         95   51.6         449        209  114.8
                        -------    -------            -------    -------

Earnings before
 income taxes             5,538     11,511  (51.9)     19,633     27,479  (28.6)

Income taxes              2,215      4,374  (49.4)      7,809     10,442  (25.2)
                        -------    -------            -------    -------

Net earnings           $  3,323   $  7,137  (53.4)   $ 11,824   $ 17,037  (30.6)
                        =======    =======            =======    =======

Diluted earnings
  per share            $   0.20   $   0.41  (50.9)   $   0.72   $   0.95  (24.3)

Weighted average
 shares outstanding      16,540     17,455   (5.2)     16,507     18,002   (8.3)

                    II. Condensed Consolidated Balance Sheets
                             (Amounts in thousands)

                                         September 30,    December 31,
                                             2003            2002
                                         ------------     -----------
Assets
Cash & short-term investments            $  27,428        $   9,584
Accounts receivable, net                    90,550           87,221
Deferred tax assets                          5,274            2,529
Other current assets                         5,614            6,122
                                           -------          -------
 Total current assets                      128,866          105,456

Equipment, net                              18,403           19,844
Excess cost of net assets acquired, net    101,685          101,685
Other assets                                 6,996            8,545
                                           -------          -------
                                         $ 255,950        $ 235,530
                                           =======          =======
Liabilities & Stockholders' Equity
Payables & accruals                      $  42,111        $  37,610
Other non-current liabilities               10,637            9,306
Stockholders' equity                       203,202          188,614
                                           -------          -------
                                         $ 255,950        $ 235,530
                                           =======          =======

                              III. Operating Statistics
                   (Revenues and Operating Earnings in 000's)

                                            Three Months Ended
                                 September 30,   June 30,   September 30,
                                      2003         2003         2002
                                    -------      -------      -------
Hospital Rehabilitation Services
--------------------------------
Operating Revenues
   Inpatient                        $34,161      $33,778      $33,114
   Outpatient                        12,342       12,535       12,097
                                    -------      -------      -------
   Total                            $46,503      $46,313      $45,211

Division Operating Earnings*        $ 8,634      $ 7,943      $ 8,829

Average Number of Programs
   Inpatient                            133          134          137
   Outpatient                            48           49           55
                                        ---          ---          ---
   Total                                181          183          192


Contract Therapy
----------------
Operating Revenues                  $33,607      $32,914      $27,223

Division Operating Earnings*        $   913      $ 1,812      $ 2,581

Average Number of Locations             473          455          396


Staffing
--------
Operating Revenues
   Supplemental                     $29,605      $32,459      $42,827
   Travel                            25,586       24,735       27,430
                                    -------      -------      -------
   Total                            $55,191**    $57,194**    $70,257

Gross Profit Margin
   Supplemental                        18.5%        20.4%        23.9%
   Travel                              16.0%        19.0%        21.9%
   Total                               17.3%        19.8%        23.1%

Division Operating
       Earnings (Loss)*             $(2,589)     $(2,109)      $  185

Weeks Worked
   Supplemental                      21,434       23,386       31,315
   Travel                            13,140       12,589       13,941
                                     ------       ------       ------
   Total                             34,574       35,975       45,256
Average Number of
   Supplemental Branches                 70           76          106


*Division Operating Earnings (Loss) are earnings attributable to the division before interest, income taxes, other income (loss) and restructuring charge.

**Includes intercompany sales of $0.3 million and $0.4 million (for the three months ended September 30, 2003 and June 30, 2003, respectively) that staffing has sold to hospital rehabilitation services and contract therapy at market rates

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                     -END-

                                                                    Exhibit 99.2


                        REHABCARE CONFERENCE CALL SCRIPT
                                October 30, 2003

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY MORGEN-WALKE

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the cost, effect and timing of restructuring activities that have been commenced, including our ability to achieve and sustain the annual expense reductions anticipated; the timing and rate of the resumed growth in the staffing division; changes in and compliance with governmental reimbursement rates; regulations or policies affecting the hospital rehabilitation services and contract therapy divisions, including our estimates with respect to the effect of newly promulgated regulations on the Company's business; our ability to attract new client relationships or to retain and grow existing client relationships through the integration of our new information system with those of our clients and the development of alternative product offerings; our ability to identify and consummate within the expected timeframes strategic acquisitions to accelerate growth in our divisions; our ability, and the additional costs, to attract operational and professional employees; significant increases in health, worker's compensation and professional and general liability insurance premiums; the adequacy and effectiveness of operating and administrative systems; litigation risks, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


INTRODUCTION AND WELCOME BY ED TRUSHEIM

     Good morning and thank you for joining us today. I'm Ed Trusheim, Chairman of the Board of Directors of the Company. In a few moments, I will turn the conference call over to John Short, our Interim Chief Executive Officer, for his remarks on the third quarter's performance. Before I do so, I will give you a good news/bad news comment and then update you on the progress we are making in our search for a permanent CEO of the Company.

     Briefly, the bad news is that the implementation of our plans to improve our growth and profitability are taking longer to implement than originally expected. The good news is that our level of confidence in the success of these activities is even higher now than originally assumed.

     At our August board meeting, we heard presentations from two excellent search firms. After considerable deliberation, we have selected a firm to assist us in the selection of a permanent CEO. However, as you can see from our third quarter results in our earnings release, we have a considerable amount of work to do with each division's performance. Consequently, we are deliberately slowing the selection process so that John and our executive management team can make the necessary short-term changes in our operations to get us back on track.

And now, Dr Short.


REMARKS BY JOHN SHORT

     Good morning and thank you, Ed, for the update on the search process. And, thank you to those of you listening in for joining us today. With me from management are: Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Todd Cook, President of our Travel Staffing segment; Laurie Schadegg, President of our Supplemental Staffing segment; Hickley Waguespack, Executive Vice President; Vince Germanese, Chief Financial Officer; and Betty Cammarata, Director of Investor Relations. I would also like to introduce Mark Bogovich as our new Chief Accounting Officer. Mark was promoted in August and was formerly the Vice President of Finance for the Contract Therapy division. He has been with the Company for more than four years. Welcome, Mark.

     We will be available during the question and answer period following my formal remarks.

     During this call, I will review our plans for improving growth and profitability in our Company as was laid out in our press release issued earlier this morning and provide additional explanation for the quarterly results.

     Revenues for the third quarter were $135.0 million, down 5.4 percent from $142.7 million a year ago. We reported net earnings of $3.3 million, or $0.20 per diluted share, after a $772,000 non-recurring after-tax charge, equal to $0.05 per share. Excluding the charge, net income would have been $4.1 million, or $0.25 per diluted share, compared to $7.1 million, or $0.41 per diluted share in the year-ago quarter and $4.5 million, or $0.27 per diluted share in the prior quarter.

     As you can see from the results we are disappointed with the performance of the business during the third quarter. While we began in the third quarter to realize the cost savings generated by the operational restructuring previously announced, our progress was impeded by a number of factors. Some of these were environmental, like the affect of the economy on our clients and the imposition of Part B therapy caps, while others were situations where we, frankly, could have done a better job of managing through some of the challenges.

     I will now let Vince take you through the financial discussion of the Company during the quarter. After he's finished, I will give you an update on where we are with regard to our initiatives to get the Company back to acceptable levels of performance.

Vince -
     In the Hospital Rehabilitation Services division, we saw modest growth in operating revenues year-over-year and sequentially. Operating earnings also improved sequentially, but declined slightly year-over-year. Operating revenues and operating earnings both improved for the nine months ended September 30. We have just about completed the integration of the inpatient and outpatient segments with the final incorporation of our program services department into the division.

     The inpatient segment experienced improved financial performance for the third quarter compared to the second quarter, driven by higher revenue per program, which, in turn, is driven by increased discharges per program, and reduced selling, general and administrative expense. Our average number of programs at the end of the quarter was 133 and we finished the quarter with 129 programs, five fewer than the end of the previous quarter (1 which was an acute opening and 6 closures and of the 6 closures, 1 was subacute and the others were small acute rehab programs). Of the closures, 5 were lost to self-operation, and 1 was a bankruptcy. Our backlog stood at 10, 5 of which require certificates of need to open.

     The outpatient segment experienced a slight decline in operating revenues sequentially as a result of the closure of two very small programs, offset by improvement in average revenue per program. We finished the quarter with 47 programs.

     We have spent considerable time during this quarter responding to the revised proposed 65 Percent Rule (formerly the 75 Percent Rule). The 65 Percent Rule is a condition of participation for Medicare reimbursement of acute rehabilitation programs. The rule will mandate that each program achieve a certain percentage of admissions in selected clinical types. We were pleased to note that CMS incorporated clinical considerations into the new proposed rule and provided a transition period for up to three years during which a research-based rule can be considered for implementation. We continue to believe that CMS should update the proposed rule comprehensively for current practice of rehabilitative medicine, address access issues and the arbitrariness of the 65 Percent Rule.

     The Company typically does not make specific comments on the impact of proposed regulatory rulemaking or legislation as the impact often changes significantly during the approval process. However, the evolution of this rule is sufficiently far along and our analysis is substantially complete so that we believe we will be able to manage the impact without major effects on our business.

     In assessing the impact of the Rule, we performed an evaluation that included a program-by-program review of the case types served by each program (using a relevant historical period) and the underlying clinical programs in the hospitals' acute setting to determine the likely changes to the discharges for that program as a result of compliance with the proposed rule. We then conducted an analysis of the market that the unit serves to determine whether there is potentially unmet need for services of the type fitting the required profile of discharges for the program.

     Using these data as an indicator of the impact on 2004 (assumed first effective year), we are estimating, in the aggregate, a decline in discharges in the range of 0 to 3 percent in HRS, depending upon the success of our mitigation strategy of identifying and providing rehabilitative services to the underserved patients in each of our markets and giving consideration to the effect of varying cost reporting periods.

     As we conducted our program-by-program analysis, we became even more convinced of the validity of our post acute continuum strategy, which seeks to provide multiple service settings within a market, anchored by a strong host hospital client, in order to service a broad spectrum of patients with rehabilitation needs. We also note that the Contract Therapy division potentially will benefit from the 65 Percent Rule implementation, as it will be in the position of receiving patients not able to be served by acute rehabilitation programs. When the final rule is issued, we will update our impact analysis and provide information to you if significantly different than discussed on this call.

     Our Contract Therapy division continues to have success increasing its number of locations with the addition of 25 net facilities during the quarter, ending with 473 facilities under contract, and compared to 394 at the end of the 2002 third quarter. The number of openings for the quarter was 50, which is up from the 41 in the second quarter. Closures decreased by 7 to 25 of which 8 resulted from action on our part because of unacceptable payment risk. Our backlog remains strong at 31. The increased number of locations was the primary driver of the 23.5 percent increase in contract revenues compared to last year and a slight increase over the second quarter.

     The Part B therapy caps were implemented on September 1, 2003 and will remain in effect until at least December 31, 2003. In our first month of operation under the caps, we correctly estimated the impact of the caps on operating revenues, but under-estimated the impact on operating earnings as a result of the computer conversion described below. Our revised guidance contains our estimated impact on operating revenues, costs and operating earnings of the Part B caps for the remainder of the year after September 1. There is legislation currently pending in Congress for a one-year moratorium for the Part B caps beginning January 1, 2004.

     Operating profits of the division declined 49.6 percent from second quarter levels and 64.6 percent from the same period last year. The therapist shortage continues to present staffing challenges for the division creating higher wage requirements and forcing continued use of contract labor to support our operations. We have added resources to the recruiting team and have focused efforts on reducing the "time to fill" our open positions.

     In addition to the foregoing, the division experienced difficulty adjusting staffing levels to declines in operating revenue brought about by implementation of the Part B therapy caps and as a result of a short-term lack of location-by-location management information resulting from the implementation of our proprietary PROMOS system in August. PROMOS has been successfully used in our HRS inpatient segment for a number of years. We implemented PROMOS because the prior legacy system in Contract Therapy needed to be replaced. PROMOS provides a common platform for both HRS and Contract Therapy program management divisions and PROMOS gives us enhanced clinical compliance capabilities. We experienced greater than expected difficulties in the conversion, which reduced our ability to react appropriately to daily fluctuations in patient therapy needs from a staffing perspective. This conversion also required a significant amount of effort on the part of our people to insure that billing and payroll information were being accurately produced. These conversion difficulties impacted August and September operations and are behind us now. Contract therapy management has completed a program-by-program review and action plan to insure appropriate use of the new system and a return to a flex staffing approach. We expect this division to show operating earnings levels over the next two quarters more consistent with the first half of the year.

     Our staffing division continues to be negatively impacted by a general softness in demand, driven primarily by lagging vacancy rates, increases in hiring by our healthcare clients, cost reduction efforts and a soft economy. On a long-term basis, we believe that the demand for nurses and other healthcare professionals will outpace the growth in supply.

     In supplemental staffing, total weeks worked declined 8.3 percent from the prior quarter resulting from a decrease in all nursing skill mixes. This was consistent with the consolidation of seven branches during the quarter, ending the quarter with a total of 65. Same store revenue decreased 17 percent year-over-year and 4.8 percent sequentially. Gross profit margins declined from
20.4 percent to 18.5 percent sequentially, principally because of increases in workers' compensation and professional and general liability claims costs. These were partially offset by average pay rates declining faster than average bill rates. We have shown a consistent 1,600 weeks worked since the second week in July through the end of the third quarter, which is a positive trend.

     We will continue to evaluate branch operations and consolidate branch and back office operations to partially offset the declines in volumes where we deem the supporting markets unable to sustain profitable operations.

     In travel staffing, total weeks worked increased 4 percent sequentially to 13,140 as a result of implementing several incentive programs. Unfortunately, gross profit margins decreased sequentially 3 percentage points as these incentive programs proved more costly than originally anticipated due to increases in bonuses and meal and housing allowances. Management of Travel has since adjusted these incentive programs to balance revenues and gross profit margins. We expect improvement in gross profit margins over the next two quarters. Additionally, gross weeks booked in August were the lowest since February 2003, which will contribute to a greater than expected decline in operating revenues during the fourth quarter. Gross weeks booked in September returned to pre-August levels and, therefore, we consider August performance a one-time event.

     From a financial perspective, the Company's balance sheet remains strong with more than $27 million in cash at September 30, no long-term debt and a credit facility in excess of $110 million available to support our strategic initiatives. Our cash generation remains strong, with $5 million in operating cash flow for the quarter before capital expenditures of about $1.7 million.

     Day's sales outstanding were 62 days, up 4 days from last quarter and 5 days from the year ago quarter. There has been a trend over the past several years in certain of our divisions to see increases in accounts receivable between the second quarter and third quarter. A factor contributing to this trend is slow payments from state government public aid systems resulting in several clients slowing payments. In addition, we are starting to see pressure from large hospital clients to have 45-day terms in new contracts instead of 30 days, generally, as previously experienced. We received several large payments in early October from several of these clients and are working with the small remaining number to develop payment plans or resolve other issues impacting payment terms. We continue to be aggressive managing our accounts receivable given the difficult payment environment.

Now I will turn the call back over to John -


Thanks, Vince,

     As we discussed last time, there are four elements to our program for getting RehabCare back to acceptable levels of performance.

1. Restructuring
2. Reevaluation of our service offerings
3. Enhancement of client relationships
4. Acquisitions

     The restructuring component of the program is essentially complete, and the financial impacts have already begun to show up in the third quarter. We should see continued improvement in our costs through 2004 when we expect to realize the full $12 million in annualized savings.

     On the remaining three initiatives, I must tell you that I spent a considerable amount of time this quarter dealing with the margin issues in Travel staffing and Contract Therapy as well as reviewing the impact of the 65 Percent Rule on our HRS division and the Part B caps on our Contract Therapy division. We must accelerate our post acute continuum of care development and further a closer market driven working relationship between our HRS and Contract Therapy divisions. As the prospective payment system for acute rehabilitation programs matures, we expect to see the same trends in our business as hospitals saw in the implementation of diagnosis-related groups. The incentives will support treatment of patients in less costly settings like home health, outpatient and skilled nursing with the patients remaining in the acute rehabilitation setting requiring even more intense service.

     I am more convinced than ever that we must better differentiate our staffing product in the marketplace to effectively compete and grow gross profit margins. We are developing differentiators for our staffing business dealing with a one StarMed approach, training through the Simulis partnership, and a target market framework for customer service. I have also given our staffing executives the task to break even financially for the full-year fiscal 2004. I will be in a position to report further on the results of this initiative when we discuss our fourth quarter results.

     From a product and service standpoint, we are developing a continuum of care with seamless integration of our inpatient, outpatient and contract therapy divisions in all of our markets. We are adding a care management component, long-term acute care and home health offerings to extend across that continuum. We have just about completed the integration of the inpatient and outpatient segments downsizing certain support positions, which were included in our restructuring and inserting several key business activities directly into that business unit.

     Our efforts to form joint ventures and create closer working relationships with clients are making progress. It is premature to talk about any specific developments in this area, but we believe we will be able to make announcements to this effect in the fourth quarter. I am pleased at the rate that our strategic acquisitions initiative has gained momentum since its inception last quarter, as it has in each division created a pipeline of opportunities for consideration. The stated goal of this initiative, and the charge of the executives driving it, is to identify program continuum opportunities that complement the enterprise, and accelerate divisional growth in key geographic markets through strategic combinations. We look forward to also making an announcement in the fourth quarter concerning results on this initiative.

     Finally, with regard to our revised outlook. With the challenges we faced in the third quarter and the initial effects of the regulatory changes, we had to revise our expectations for 2003 earnings. While we are keeping to our full year revenue target, we are bringing down our guidance for EBITDA by $3 to $4 million to reflect the cost issues that Vince discussed in his presentation. This brings expected EBITDA to $35 to $40 million, resulting in EPS for the year of between $0.95 and $1.10, down from a previous $1.09 to $1.23.

     You will note that the bulk of the reduction in full year 2003 guidance comes from the shortfall in our third quarter performance. While there will be some residual lag early in the fourth quarter as our corrective actions gain traction, we expect our operating performance to be back on track by the end of the year. We thus expect to enter 2004 at the same level of performance as we expected in July when we last spoke to you. We intend to provide our initial guidance for 2004 when we report fourth quarter 2003 results in early February.

With that I would like to have our operator open the call for questions.


To be read following Questions and Answers -
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:30 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the last five years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of the new RehabCare. I also want to express my appreciation to the management team for the good spirit in which they have made difficult decisions and to John Short for his dynamic and positive leadership. Thank you. This concludes the conference call.